Exhibit 99.1

Contact:

Investor Relations	Media Relations
Caroline Rodda	Ed Sweeney
212-810-3442	646-231-0268
caroline.rodda@blackrock.com	ed.sweeney@blackrock.com

BlackRock Lead Independent Director Murry S. Gerber

To Retire From Board in 2024

New York, NY (November 7, 2023) – BlackRock, Inc. announced that Lead Independent Director, Murry S. Gerber, has informed the Company’s Board of Directors of his decision to not stand for re-election at the conclusion of his term in May 2024 and retire after 23 years of service to the firm and its shareholders. The announcement was made as the Board met today for its regularly scheduled November meeting.

“For more than two decades, Murry has been an independent voice and instrumental leader on BlackRock’s Board of Directors. He has been central to the firm’s success and the enormous value created for BlackRock shareholders,” said Chairman and CEO Laurence D. Fink. “He has been a trusted advisor and exceptional partner to me and the entire senior management team through important moments in BlackRock’s history, and I sincerely thank Murry for his contributions on behalf of our shareholders, clients, and employees.”

Gerber has served on BlackRock’s Board of Directors since 2000 and as Lead Independent Director since 2017. His experience and independence helped to guide critical decisions that shaped BlackRock through a period of significant transformation, including the acquisitions of Merrill Lynch Investment Managers in 2006 and Barclays Global Investors (BGI) in 2009. Gerber was the Chairman and CEO of integrated energy producer EQT Corporation before stepping down in 2010.

The Company’s Board of Directors has begun a process to identify the next Lead Independent Director, who will assume the role following the 2024 annual meeting.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a leading provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate.